Exhibit 99.1

Nektar Therapeutics Reports Fourth Quarter and Year-End 2015 Financial Results

SAN FRANCISCO, March 1, 2016 /PRNewswire/ — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2015.

Cash and investments in marketable securities at December 31, 2015 were $308.9 million as compared to $262.8 million at December 31, 2014. Cash and investments include the net proceeds from the $250 million private placement of 7.75% Senior Secured Notes due in 2020, which was closed on October 5, 2015.  A portion of the proceeds from this secured debt financing was used to fully redeem the $125.0 million of 12% Senior Secured Notes due in 2017.

"Nektar begins 2016 with two new medicines launched by our partners in the past year and multiple late-stage drug candidates advancing in the clinic," said Howard W. Robin, President and Chief Executive Officer of Nektar. "MOVANTIK is performing very well with positive feedback from physicians and patients. ADYNOVATE was launched in the U.S. in December 2015 and Baxalta recently submitted BLA filings in the U.S. to expand use of ADYNOVATE to pediatric and surgical settings.  The NKTR-181 Phase 3 efficacy study in patients with chronic low back pain is on track to provide top-line results in early 2017. Finally, NKTR-214, our immuno-oncology candidate, is advancing nicely in a first-in-human trial evaluating its safety and efficacy in patients with solid tumors.  We remain on track to report initial top-line data from the dose-escalation stage of the NKTR-214 study in the second half of 2016."

Revenue for the year ended December 31, 2015 was $230.8 million as compared to $200.7 million in 2014. Revenue for the fourth quarter of 2015 was $39.4 million as compared to $19.6 million in the fourth quarter of 2014. Revenue for the year ended December 31, 2015 includes the recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in the U.S., recognition of the $40.0 million milestone payment from AstraZeneca following the first commercial sale of MOVENTIG in the EU and recognition of the $10 million milestone payment from Baxalta for the approval and first commercial sale of ADYNOVATE in the U.S. In addition, product sales and royalty revenue increased by $17.6 million in 2015 as compared to the same period in 2014.

Revenue also included non-cash royalty revenue, related to our 2012 royalty monetization, of $7.3 million and $22.1 million in the fourth quarter and the full year of 2015, respectively, and $5.2 million and $21.9 million in the fourth quarter and the full year of 2014, respectively. This non-cash royalty revenue is substantially offset by non-cash interest expense, also incurred in connection with the 2012 royalty monetization. Non-cash interest expense was $5.2 million and $20.6 million in the fourth quarter and year ended December 31, 2015, respectively, as compared to $5.2 million and $20.9 million in the fourth quarter and year ended December 31, 2014, respectively. Total operating costs and expenses for the year ended December 31, 2015 were $260.2 million as compared to $217.2 million in 2014. Total operating costs and expenses increased primarily as a result of higher research and development (R&D) expense. Total operating costs and expenses in the fourth quarter of 2015 were $68.7 million as compared to $57.0 million in the fourth quarter of 2014.

For the year ended December 31, 2015, R&D expense was $182.8 million as compared to $147.7 million in 2014. R&D expense in the fourth quarter of 2015 was $47.1 million as compared to $38.5 million for the fourth quarter of 2014. R&D expense was higher in the fourth quarter of 2015 and the year ended December 31, 2015 as compared to the same periods in 2014 primarily due to the initiation of the Phase 3 efficacy trial of NKTR-181 in chronic low back pain and the long-term safety study for NKTR-181. R&D expense for the full year 2015 also increased as a result of initiation of the Phase 1/2 clinical program for NKTR-214.

General and administrative (G&A) expense for the year ended December 31, 2015 was $43.3 million as compared to $40.9 million in 2014. G&A expense for the quarter and year ended December 31, 2015 includes the expense and payment of a $3.0 million settlement of a commercial litigation matter.  G&A expense was $13.2 million in the fourth quarter of 2015 as compared to $12.2 million in the fourth quarter of 2014.

Net loss for the year ended December 31, 2015 was $81.2 million or $0.61 loss per share as compared to a net loss of $53.9 million or $0.42 loss per share for the year ended December 31, 2014. Net loss for the fourth quarter of 2015 was $54.1 million or $0.40 loss per share as compared to a net loss of $45.7 million or $0.35 loss per share in the fourth quarter of 2014.

The company also announced upcoming presentations at the following scientific congresses during the first half of 2016:

ISICEM (International Symposium on Intensive Care and Emergency Medicine), Brussels, Belgium:

•	Abstract Title: "In vitro evaluation of Amikacin Inhale and other commercial nebulizers in mechanical ventilator", Challoner, P., et al.

o	Date: March 17, 2016

AACR Annual Meeting, New Orleans, LA:

•	Abstract 558: "Durable antitumor activity of the CD122-biased immunostimulatory cytokine NKTR-214 combined with immune checkpoint blockade", Langowski, J., et al.

o	Poster Session: Immune Modulating Agents 1

o	Date: April 17, 2016, 1:00 p.m. - 5:00 p.m. Central Time

Conference Call to Discuss Fourth Quarter and Year-End 2015 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Tuesday, March 1, 2016.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, April 4, 2016.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 50771255 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, Nektar has a collaboration agreement with Baxalta for ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic approved in the U.S. in patients over 12 with hemophilia A. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, Baxalta's ADYNOVATE™, UCB's CIMZIA® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's NEULASTA® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

ADYNOVATE™ is a trademark of Baxalta Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the advancement of our pipeline, potential of MOVANTIK and ADYNOVATE, target time frames for availability of future clinical results, and the value and potential of our polymer conjugate technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) the commercial potential of a new drug at the early stages of commercial launch, such as MOVANTIK and ADYNOVATE, is difficult to predict and will have a significant impact on our future results of operation and financial condition; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates and those of our partners may be delayed or unsuccessful due to regulatory delays, institutional review board review and approvals, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) patents may not issue from our patent applications for our drugs (including MOVANTIK and ADYNOVATE) and drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (v) the outcome of any existing or future intellectual property or other litigation related to our drugs and drug candidates and those of our collaboration partners including MOVANTIK and ADYNOVATE.  Other important risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 29, 2016.  Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:
For Investors and Media:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585
Jodi Sievers of Nektar Therapeutics
415-482-5593

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2015 (1)	December 31, 2014 (1)
ASSETS
Current assets:
Cash and cash equivalents	$55,570	$12,365
Short-term investments	253,374	225,459
Accounts receivable, net	19,947	3,607
Inventory	11,346	12,952
Restricted cash	-	25,000
Other current assets	9,814	8,817
Total current assets	350,051	288,200

Property, plant and equipment, net	71,336	70,368
Goodwill	76,501	76,501
Other assets	4,173	6,552
Total assets	$502,061	$441,621

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,363	$2,703
Accrued compensation	5,998	5,749
Accrued clinical trial expenses	8,220	7,708
Other accrued expenses	4,156	6,418
Interest payable	4,198	6,917
Capital lease obligations, current portion	4,756	4,512
Deferred revenue, current portion	21,428	24,473
Other current liabilities	10,127	5,567
Total current liabilities	61,246	64,047

Senior secured notes, net	242,115	125,000
Capital lease obligations, less current portion	1,073	4,139
Liability related to the sale of future royalties	119,032	120,471
Deferred revenue, less current portion	62,426	76,911
Other long-term liabilities	9,740	14,721
Total liabilities	495,632	405,289

Commitments and contingencies

Stockholders' equity :
Preferred stock	-	-
Common stock	13	13
Capital in excess of par value	1,876,072	1,824,195
Accumulated other comprehensive loss	(2,170)	(1,567)
Accumulated deficit	(1,867,486)	(1,786,309)
Total stockholders' equity	6,429	36,332
Total liabilities and stockholders' equity	$502,061	$441,621

(1) The consolidated balance sheets at December 31, 2015 and 2014 have been derived from the audited financial statements as of those dates but do not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015 (1)	2014 (1)

Revenue:
Product sales	$13,973	$7,460	$40,155	$25,152
Royalty revenue	1,910	41	2,967	329
Non-cash royalty revenue related to sale of future royalties	7,306	5,184	22,058	21,937
License, collaboration and other revenue	16,181	6,866	165,604	153,289
Total revenue	39,370	19,551	230,784	200,707

Operating costs and expenses:
Cost of goods sold	8,364	6,298	34,102	28,533
Research and development	47,135	38,494	182,787	147,734
General and administrative	13,235	12,247	43,266	40,925
Total operating costs and expenses	68,734	57,039	260,155	217,192

Loss from operations	(29,364)	(37,488)	(29,371)	(16,485)

Non-operating income (expense):
Interest expense	(5,791)	(4,456)	(18,282)	(17,869)
Non-cash interest expense on liability related to sale of future royalties	(5,191)	(5,163)	(20,619)	(20,888)
Loss on extinguishment of debt	(14,079)	-	(14,079)	-
Interest income and other income (expense), net	325	278	1,680	814
Total non-operating expense, net	(24,736)	(9,341)	(51,300)	(37,943)

Loss before provision (benefit) for income taxes	(54,100)	(46,829)	(80,671)	(54,428)

Provision (benefit) for income taxes	37	(1,146)	506	(512)
Net loss	$(54,137)	$(45,683)	$(81,177)	$(53,916)

Basic and diluted net loss per share	$(0.40)	$(0.35)	$(0.61)	$(0.42)

Weighted average shares outstanding used in computing basic and diluted net loss per share	134,166	129,334	132,458	126,873

(1) The consolidated statements of operations for the years ended December 31, 2015 and 2014 have been derived from the audited financial statements as of those dates but do not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2015 (1)	2014 (1)
Cash flows from operating activities:
Net loss	$(81,177)	$(53,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash royalty revenue related to sale of future royalties	(22,058)	(21,937)
Non-cash interest expense on liability related to sale of future royalties	20,619	20,888
Stock-based compensation	19,669	17,017
Depreciation and amortization	12,855	12,927
Loss from redemption premium and incremental interest on 12% senior secured notes	12,500	-
Write-off of deferred financing costs on 12% senior secured notes	1,579	-
Other non-cash transactions	(2,365)	(560)
Changes in operating assets and liabilities:
Accounts receivable, net	(16,340)	(1,378)
Inventory	1,606	500
Other assets	(825)	(3,294)
Accounts payable	(412)	(6,359)
Accrued compensation	249	(8,505)
Accrued clinical trial expenses	512	(9,197)
Other accrued expenses	(2,278)	273
Interest payable	(2,719)	-
Deferred revenue	(17,530)	(4,664)
Liability related to receipt of refundable milestone payment	-	(70,000)
Other liabilities	3,032	(13,801)
Net cash used in operating activities	(73,083)	(142,006)

Cash flows from investing activities:
Purchases of investments	(297,608)	(297,251)
Maturities of investments	226,923	247,995
Sales of investments	42,544	21,661
Release of restricted cash	25,000	-
Purchases of property, plant and equipment	(11,195)	(9,976)
Net cash used in investing activities	(14,336)	(37,571)

Cash flows from financing activities:
Payment of capital lease obligations	(5,187)	(3,536)
Proceeds from issuance of 7.75% senior secured notes, net of issuance costs	241,262	-
Repayment of 12% senior secured notes	(125,000)	-
Payment of redemption premium and incremental interest on 12% senior secured notes	(12,500)	-
Repayment of proceeds from sale of future royalties	-	(7,000)
Issuance of common stock, net of issuance costs	-	116,536
Proceeds from shares issued under equity compensation plans	32,208	46,984
Net cash provided by financing activities	130,783	152,984

Effect of exchange rates on cash and cash equivalents	(159)	(109)
Net increase (decrease) in cash and cash equivalents	43,205	(26,702)
Cash and cash equivalents at beginning of year	12,365	39,067
Cash and cash equivalents at end of year	$55,570	$12,365

Supplemental disclosure of cash flow information:
Cash paid for interest	$20,225	$17,445
Cash paid for income taxes	$860	$964

Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquired through capital leases and other financing	$93	$5,231

(1) The consolidated statements of cash flows for the years ended December 31, 2015 and 2014 have been derived from the audited financial statements as of those dates but do not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.